Exhibit 10.5

- STRICTLY PRIVATE & CONFIDENTIAL -

DATE:	7/15/03

TO:	Donald E. Doles

FROM:	Bob Piazza

SUBJECT:	Confirmation of Compensation

It is a pleasure to confirm the details of the compensation associated with your appointment to Corporate Vice President, Danaher Business System (DBS) and Corporate Procurement, a position which reports directly to H. Lawrence Culp, Jr.  The details are as follows:

Effective Date:	June 17, 2003
Base Salary:	$220,000 annually, paid over 26 pay periods
Bonus Target:	40% / $88,000 – no change in ICP%
EDIP:	Participation continues
Stock Options:	5,000 options, which will vest at 20% per year over 5 years
10,000 options, which will vest 100% on the 4th anniversary
Both option grants subject to Board of Directors approval at its next meeting
Car:	Level One
Club Membership:

We will provide you with full membership at River Run Golf and Country Club.  We will pay the initiation fee for full membership and the corresponding monthly fees.  You will be responsible for other charges associated with your use of the club.  The membership will be established as a company membership.

Congratulations on your new assignment!

Please acknowledge your understanding of these terms by signing on the line below and returning it to me immediately.  You are encouraged to keep a copy of this for your records.

/s/ Donald E. Doles	7/15/03
Donald E. Doles	Date